Exhibit 10.1

CONFIDENTIAL

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made and entered into by PPG Industries, Inc. (the “Company”) and Richard C. Elias (“Elias”). The Company and Elias agree as follows:
1.    In exchange for benefits specified in Paragraph 4 below, Elias intends both to release the Company from liability to the fullest extent the law permits and to fulfill his other promises in this Agreement.
2.    Elias’ employment with the Company ends, effective March 31, 2014 (the “Separation Date”). Elias shall retire from the Company, effective April 1, 2014, in accordance with the provisions of the PPG Retirement Income Salaried Pension Plan and the PPG Nonqualified Retirement Plan.

3.    Elias understands and agrees that the benefits described are benefits to which Elias would not otherwise be entitled without this Agreement.

4.    In exchange for Elias’ promises in this Agreement, including the release in Paragraph 5 below, the Company agrees to provide the following benefits to Elias:

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Within 15 days of the Separation Date, PPG will pay Elias $320,000.00, less applicable withholdings, which will be in lieu of any benefits he might otherwise be eligible to receive under PPG’s Salaried Severance Plan.

•	Within 15 days of the Separation Date, Elias will receive a successful closing bonus in the amount of $450,000.00, less applicable withholdings.

•	If Elias retires prior to becoming entitled to the awards issued to him in 2014 under the PPG Industries, Inc. Omnibus Incentive Plan, entitlement for such awards will be as follows:

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Elias will be entitled to the same Nonqualified Stock Option Award to which he would have been entitled had his employment continued through the Vesting Date of such Award. Such Award may be exercised at any time from the Vesting Date through the Expiration Date thereof and shall otherwise remain subject to the terms of the agreement pursuant to which it was granted.

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Elias will be entitled to the same Award of Restricted Stock Units to which he would have been entitled had his employment continued through the Vesting Date of such Award, as provided in the applicable award agreement, and such Restricted Stock Units shall otherwise remain subject to the agreement pursuant to which it was granted.

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Elias will be entitled to a 1/3 prorated TSR award payout. The calculation of the TSR Award shall be based upon actual performance against Award Goals, and shall otherwise remain subject to the terms of the agreement pursuant to which it was granted.

5.    Elias, for himself, his heirs, and anyone else who would have the right to sue on his behalf or in his place (“successors and assigns”), fully and forever releases the Company, all affiliated companies, their shareholders, directors, officers, employees and employee benefit plans from all claims, causes of action or obligations of every nature whatsoever, whether known or unknown, arising out of or relating to Elias’ employment, termination from employment or relating to any other act, event or failure to act that has occurred before the date this Agreement is signed. Examples of the claims which Elias is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, and claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”). By signing this Agreement, Elias does not release or give up his right to: (i) file a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar state agency, (ii) provide assistance or participate in any investigation or hearing conducted by the EEOC or similar state agency, (iii) file a lawsuit to challenge whether or not the release in this Paragraph 5 is a valid and effective as to claims of age discrimination under the ADEA, (iv) file a lawsuit to enforce this Agreement, or (v) assert claims that by law cannot be released, like workers’ compensation claims and claims for vested retirement benefits. If a charge of discrimination is filed with the EEOC, however, the release in this Paragraph 5 means that Elias will not be entitled to receive any money or other individual remedy as a result of that charge. By signing this Agreement, Elias also gives up his right to raise claims under and/or pursue relief through the Company’s dispute resolution process known as “Resolve.”
6.    PPG agrees to indemnify and defend Elias in connection with Elias’ involvement in any investigation, claim, action or proceeding by virtue of his having been employed by PPG, to the extent and in the manner provided in PPG’s Bylaws. In the event that PPG fails to so indemnify Elias, then Elias shall have the right to bring a claim for coverage under PPG’s Directors and Officers Liability Insurance policy, to the extent provided in such policy.

7.    (a)     As used herein, the term “Competitor” means any person or organization that is engaged in or, that has plans to become engaged in, research or development, production, marketing, leasing, selling or servicing of any optical product or specialty material product, process, system or service of any person or organization other than PPG, which is the same or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Elias worked at any time during the last two (2) years of his employment with PPG, including optical products and specialty materials as comprised as of the date of this Agreement. For avoidance of doubt, “Competitor” would not include optical lens manufacturers, including Essilor, Carl Zeiss Vison, HOYA, or Younger.

(b)    As used herein, the term “Confidential Information” means trade secrets and other information not generally known in the relevant trade or industry, about PPG’s optical products or specialty material products, equipment, processes and services, including information relating to research, development, manufacturing, purchasing, accounting, human resources, engineering, marketing, selling, pricing, customer lists, and business strategies.
(c)    As used herein, the term “Intellectual Property” means any inventions, discoveries, improvements, suggestions, trademarks, trade names, copyrightable works and mask works.
(d)    Elias agrees that all Intellectual Property related to the present or anticipated technological and business activities of PPG that were made or conceived by Elias, either solely or jointly with others, while in the employ of PPG, whether during working hours or not, shall be the property of PPG, whether or not patentable or registrable, and Elias will communicate promptly and does hereby assign to PPG all rights to such Intellectual Property. Elias agrees that during or at any time after his employment with PPG he will execute all documents and will assist PPG in every proper way, without compensation other than the base salary that he received while employed by PPG, but at PPG’s expense, to obtain and enforce patents, trademark registrations and copyrights for such Intellectual Property in any and all countries.
(e)    Elias agrees that for a period of twenty-four (24) months from the Separation Date, (i) he shall inform any new or prospective employer, prior to accepting employment, of the existence of this paragraph 7 and provide such employer with a copy of this paragraph 7; (ii) he shall not solicit for employment with a person or entity other than PPG or cause to be so solicited, directly or indirectly, any person who is employed by PPG employee or was employed by PPG as of the Separation Date; (iii) he shall not be employed by or otherwise engage in any activities or provide any services, either directly or indirectly, to or on behalf of a Competitor; and (iv) he shall not disclose to a third party or use for any purpose other than in connection with his employment with PPG any Confidential Information.
(f)    Elias agrees that the provisions of this paragraph 7 are at the date of this Agreement, reasonable in duration, territory and scope of activity, and that his engaging in any service or activity proscribed under this paragraph 7 would jeopardize PPG's Confidential Information. If any one or more of the provisions contained in this paragraph 7 shall for any reason be held to be excessively broad as to duration, territory, or scope of activity by a court of competent jurisdiction by which this Agreement may be construed, Elias along with PPG hereby request such court to limit and reduce any overly broad provision, so as to make it enforceable to the extent compatible with the applicable law as it shall then appear. A holding that any one or more of the provisions contained in this paragraph 7 cannot be limited and reduced to be made valid and that such provision is invalid, illegal or unenforceable shall not affect any other provisions of this Agreement.
(g)    Elias agrees that any breach or violation by him of this paragraph 7 will result in immediate and irreparable injury to PPG in amounts difficult to ascertain. Therefore, should he breach this paragraph 7, Elias agrees that PPG shall be entitled to proceed directly to court to obtain the remedies of specific performance and injunctive relief (including but not limited to temporary restraining orders, preliminary injunctions, and permanent injunctions) without the necessity of posting a bond or other undertaking therewith.

8.    Elias agrees not to make disparaging statements about the Company, its officers and employees to any current, former or potential customers, contractors, vendors or employees of PPG, or to members of the press or other media. The Company agrees not to make disparaging statements about Elias to any current, former or potential customers, contractors, vendors or employers of Elias, or to members of the press or other media. For the purposes of this Agreement, a disparaging statement is any communication which, if publicized to another, would be reasonably expected to cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or the quality of products of the person or entity to whom or to which the communication relates.
9.    The Company’s offer of benefits in exchange for a release of claims is not an admission by the Company of any liability, violation of any law or contract or any other wrongdoing. The Company specifically denies any such liability, violation or wrongdoing.
10.    Except for the release of claims contained in Paragraph 5 of this Agreement, if any other provision of this Agreement is declared or determined by any court to be unenforceable, the remaining provisions will not be affected and the unenforceable provision will be deemed not to be a part of this Agreement.
11.    This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
12.    This Agreement is the complete agreement between Elias and the Company concerning the terms of Elias’ termination from employment with the Company. As such, this Agreement supersedes any and all prior agreements or understandings, written or oral, between the Company and Elias concerning his termination, with the exception of Elias’ nonqualified stock option award, restricted stock unit award and TSR award Agreements.
13.    Elias acknowledges and agrees that:
a.    the Company is hereby advising Elias in writing to consider carefully the terms of this Agreement and to consult with an attorney before signing it;
b.    the Company has given Elias twenty-one (21) days from March 12, 2014 to consider whether to sign this Agreement, and no one has pressured Elias to sign it sooner than that;
c.    Elias has read and understands this Agreement, and voluntarily signs it of his own free will without coercion or duress;
d.    Elias intends to be legally bound by the terms of this Agreement; and
e.    Elias has the right to revoke and cancel the Agreement for seven (7) calendar days after signing it by providing written notice of revocation to J. Craig Jordan, Vice President, Human Resources, One PPG Place, Pittsburgh, PA 15272, and the Agreement will not be effective or enforceable until the eighth (8th) day after Elias’ signing it without his revocation.
IT IS VERY IMPORTANT THAT YOU CAREFULLY READ AND UNDERSTAND ALL THE TERMS OF THIS AGREEMENT BEFORE YOU SIGN IT. YOU SHOULD CONSULT WITH A LAWYER BEFORE SIGNING.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates set forth below.

PPG INDUSTRIES, INC.

/s/ Richard C. Elias	By: /s/ J. Craig Jordan
Richard C. Elias	J. Craig Jordan

Title: Vice President, Human Relations

Date: March 12, 2014	Date: March 12, 2014